Exhibit 10.9

Certain information has been excluded from this agreement (indicated by “[***]”) because such information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

ASB17061 (Chymase Inhibitor)

This LICENSE AGREEMENT is made and entered into as of Septebmer 1st, 2021 (the “EFFECTIVE DATE”), by and between InveniAI LLC, a Delaware corporation located at 2614 Boston Post Road, Suite 33B, Guilford, CT 06437, U. S. A. (“INVENIAI”) and Daiichi Sankyo Company, Limited, a Japanese corporation located at 3-5-1, Nihonbashi-honcho, Chuo-ku, Tokyo 103-8426, Japan (“DS”).

BACKGROUND

WHEREAS, DS is dedicated to the creation and supply of innovative pharmaceutical therapies to improve standards of care and address diversified, unmet medical needs of people globally by leveraging world-class science and technology. In addition to a strong portfolio of active therapies in clinical trials, DS also has a portfolio of drugs discontinued in clinical trials including ASB17061, a chymase inhibitor that DS discontinued in Phase 2 clinical trials in atopic dermatitis; and

WHEREAS, INVENIAI has developed a platform for the identification of potential pharmaceutical product opportunities called Artificial Intelligence Innovation Lab, consisting of (i) its proprietary AlphaMeldTM platform, which is a cloud-based Artificial Intelligence platform that utilizes proprietary machine learning and deep learning based neural networks to identify product opportunities in therapeutic areas, (ii) cross-functional teams at its Integrated Center of Excellence, and (iii) domain expertise, to generate novel pharmaceutical product concepts and identify potential approaches to development of such concepts; INVENIAI has developed a novel hypothesis for ASB17061; and

WHEREAS, INVENIAI desires the right to develop, test, certify for marketing, and commercialize throughout the world one or more human therapeutic products containing ASB17061 as described in this AGREEMENT; and

WHEREAS, DS has intellectual property and substantial know-how and expertise relating to ASB17061 and its manufacture; and

WHEREAS, DS, on the terms of this AGREEMENT, is willing to license INVENIAI under the DS PATENTS and DS KNOW-HOW for the development and commercialization of PRODUCTs;

NOW, THEREFORE, the PARTIES hereby agree as follows:

1. DEFINITIONS

For the purposes of this AGREEMENT, the following words and phrases, whether used in the singular or plural, shall have the following meanings:

1.1  “AFFILIATE” shall mean any corporation, partnership or other entity, whether de jure or de facto, that, directly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or control with, a PARTY, where ownership or control means the ownership or voting control of at least fifty per cent (50%) of the outstanding voting stock or other equity interests of a corporation, partnership or entity (or such lesser percentage that is in a particular jurisdiction the maximum percentage allowed to be owned by a foreign owner).

1.2  “AGREEMENT” shall mean this License Agreement including all Schedules and Exhibits to this License Agreement.

1.3  “ASB17061” shall mean the chymase inhibitor developed by DS and designated ASB17061. Chemical structure of ASB17061 is described in Exhibit A attached hereto.

1.4  “CHANGE OF CONTROL” as to a PARTY shall mean that: (i) any person or entity acquires, directly or indirectly, the beneficial ownership of any voting security of such PARTY or the percentage ownership of a person or entity in the voting securities of such PARTY is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such person or entity is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of the then-outstanding voting securities of such PARTY; (ii) the stockholders or equity holders of such PARTY shall approve a merger, consolidation, recapitalization, or reorganization of such PARTY, a reverse stock split of outstanding voting securities (or consummation of any such transaction if stockholder or equity holder approval is not obtained), other than any such transaction which would result in stockholders or equity holders of such PARTY immediately prior to such transaction owning at least 50% of the outstanding securities of the surviving entity in such transaction immediately following such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iii) the stockholders or equity holders of such PARTY shall approve a plan of complete liquidation of the PARTY or an agreement for the sale or disposition by the PARTY of all or substantially all of that portion of the PARTY’s assets that bears on or is required for performance under this AGREEMENT.

1.5  “COMMERCIALLY REASONABLE EFFORTS” means that effort [***] taking into account, by example and without limitation, such factors as [***]

1.6  “DS KNOW-HOW” shall mean the inventions, discoveries, processes, methods (including pharmacokinetic and other assay methods), all information (including regulatory data, dossiers, data from all clinical and preclinical studies, documentation of pharmacokinetics, pharmacodynamics and safety of ASB17061 as in the IND dossier), and know-how owned and/or controlled by DS and/or any of its AFFILIATES as of the EFFECTIVE DATE that is not generally known and is reasonably necessary or useful for the EXPLOITATION of ASB17061 but excluding any invention to the extent covered or claimed by a DS PATENT.

1.7  “DS PATENT(S)” shall mean (a) the patent applications, divisional, re-examination, and reissue patent applications and patents and counterpart patent applications and patents in any country that claim priority therefrom set forth in Exhibit B (Patent List) and (b) EXTENSIONS to (a) and (b)

1.8  “EFFECTIVE DATE” shall have the meaning given by the preamble to this AGREEMENT.

1.9  “EMEA” shall mean the European Agency for the Evaluation of Medicinal Products.

1.10  “EXPLOIT” shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market, have sold or otherwise dispose of, and EXPLOITATION shall be construed accordingly.

1.11  “EXTENSION(S)” shall mean any rule, process or policy whereby either the duration of any patent may be extended or the expiration thereof may be delayed, and/or any form of governmentally-recognized marketing, data or regulatory exclusivity that may be obtained or continued for a PRODUCT, together with the result of pursuing or applying such rule, process or policy, including Supplementary Protection Certificates, data package exclusivity and other patent term extensions (including those available under the Hatch Waxman Act (United States Drug Price Competition and Patent Term Restoration Act of 1984, Pub. L. No.  98-417) and any amendments thereto, patent term adjustments under 35 USC § 154, and extensions under 35 USC § 156), orphan drug designations, and marketing exclusivity rights based on pediatric testing or applications.

1.12  “FDA” shall mean the Food and Drug Administration of the US.

1.13  “FIELD” shall means all human diseases. For clarity, [***].

1.14  “FIRST CLINICAL TRIAL” shall mean the initiation of the first clinical trial of the first PRODUCT that is started (which initiation shall occur when the first patient receives the first dose),

1.15  “GOVERNMENTAL APPROVAL” shall mean all approvals, product and/or establishment licenses, registrations, permits, or authorizations, including pricing and reimbursement approvals, of any federal, state or local regulatory agency, department, bureau or other GOVERNMENTAL AUTHORITY, necessary for the manufacture, packaging, distribution, use, storage, importation, export, transport, marketing and sale of a PRODUCT for therapeutic use in humans.

1.16  “GOVERNMENTAL AUTHORITY” shall mean any national, supra-national (e.g., EMEA, FDA), regional, state or local regulatory agency, department, bureau or other governmental entity responsible for issuing any technical, medical or scientific licenses, registrations, authorizations and/or approvals of ASB17061, and pricing, third party reimbursement or labelling approvals that are necessary for the manufacture, distribution, use, storage, importation, export, transport, marketing and sale of ASB17061.

1.17  “INDICATION” shall mean the disease or condition that a particular PRODUCT is intended to treat. Potential INDICATIONS for PRODUCTs will be deemed for purposes of this AGREEMENT to be [***].

1.18  “MAA” or “NDA” means a new drug, biologic or other application for product license approval, health registration, marketing authorization application, common technical document, regulatory submission, notice of compliance or similar application required to be approved before commercial sale or use of a PRODUCT as a pharmaceutical or medicinal product in any formulation or dosage form (excluding all pricing and reimbursement approvals).

1.19  “NET SALES” shall mean [***].

1.20  “PHASE II CLINICAL TRIAL” shall mean a well-controlled clinical study, as set forth in the DEVELOPMENT PLAN, that is conducted by or for INVENIAI or its sublicensees and that involves the administration of the PRODUCT to human beings, and in which the primary objective is to obtain formal proof of efficacy of the PRODUCT in a sub-group of patients or in a general population.

1.21  “PHASE III CLINICAL TRIAL” shall mean any clinical study, as set forth in the DEVELOPMENT PLAN for any INDICATION, that is conducted after the PHASE II CLINICAL TRIAL by or for INVENIAI or its sublicensees and that involves the administration of a PRODUCT to humans, and in which the study design has been developed in consultation with the EMEA or FDA or equivalent regulatory agency in the TERRITORY to achieve the primary objective of the study providing a basis for filing an MAA or NDA or their equivalent in any country.

1.22  “PRODUCT” shall mean any product in the FIELD containing ASB17061 or any salt, free acid or free base, solvate, hydrate and polymorphic form thereof as either the single active ingredient or as one of multiple active ingredients.

1.23  “QUARTER” shall mean each of the three-month periods ending on March 31, June 30, September 30 and December 31 of any YEAR.

1.24  “TERRITORY” shall mean the world.

1.25  “THIRD PARTY” shall mean any person or entity other than the PARTIES and their AFFILIATES.

1.26  “US” shall mean the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico.

1.27  “USD” or “$” shall mean United States Dollars.

1.28  “YEAR” shall mean a calendar year or a portion thereof during the term of this AGREEMENT, ending either on December 31 or on the termination of this AGREEMENT.

1.29  Word Usage. References to a “day” or “days” are to calendar day(s) unless otherwise indicated. The words “including”, “includes”, “e.g.”, and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”. References to Sections, subsections, and clauses in this AGREEMENT are to the same with all their subpart. “Herein” means anywhere in this AGREEMENT. The headings used in this AGREEMENT shall not be used as an instrument of interpretation or definition, but shall only serve for purposes of convenience.

2. LICENSES

2.1  DS PATENT and DS KNOW-HOW license. DS grants to INVENIAI, and INVENIAI accepts, the exclusive right and license, with the right of sublicense, throughout the TERRITORY under the DS PATENTS and DS KNOW-HOW to research, develop, make, have made, use, sell, offer for sale, have sold, import and otherwise EXPLOIT PRODUCTs for all INDICATIONS in the FIELD in the TERRITORY.

2.2  Exclusivity. INVENIAI shall not directly or indirectly market, distribute or sell, or license any THIRD PARTY to market, distribute or sell any products [***] in the FIELD in any country in the TERRITORY during the [***].

2.3  Document Disclosure. Within a reasonable period that will be agreed between PARTIES, DS will disclose all the DS’ document and data listed in Exhibit C to this AGREEMENT. DS otherwise has no obligation to disclose any technical and personnel supports and/or instructions including, but not limited to, teleconference or hands-on guidance. DS will disclose such document and data in the language in which they were drafted and DS shall not be obligated to translate those. Disclosure of such document and data will be done through an electronic data room or other reasonable means, as determined by DS after consulting with INVENIAI. [***]

3. RESEARCH AND DEVELOPMENT

3.1  Development Risk. INVENIAI, as between INVENIAI and DS, will assume full financial risk and cost and regulatory responsibility for the further preclinical and clinical development, the manufacture of ASB17061 as active pharmaceutical ingredient and dosage forms for the commercialization of PRODUCTs.

3.2  IND applications. DS will transfer ownership of the current IND of ASB17061 and PRODUCT, including those related to synthesis of ASB17061 and production of ASB17061 and PRODUCT dosage forms, and the equivalent regulatory filings in countries outside the US to INVENIAI at INVENIAI’s cost; to the extent permitted by law. INVENIAI shall then be the holder of such IND and equivalent filings thereof and responsible for compliance with any and all regulatory requirements.

4. DILIGENCE AND CAPABILITIES, PLANS AND REPORTING

4.1  Diligence. INVENIAI shall use COMMERCIALLY REASONABLE EFFORTS to develop PRODUCT(S), obtain GOVERNMENTAL APPROVALS for PRODUCT(S), and commercialize PRODUCT(S) in the TERRITORY and such other countries in the TERRITORY that INVENIAI determines, using commercially reasonable judgment, are appropriate for such commercialization.

4.2  Progress Reports. INVENIAI will provide [***] to DS throughout the term of this AGREEMENT, summarizing INVENIAI’s activities and progress during the period starting [***] related to the development of PRODUCTs, [***]. Such [***] reports shall be provided within [***] of the [***]. Nevertheless, INVENIAI shall in all events be and remain solely responsible for the completion of the development of PRODUCTs, their GOVERNMENTAL APPROVAL, the manufacture and packaging of PRODUCTs from ASB17061, and their commercialization.

4.3  PRODUCT Launch. Without limiting its general obligations under Section 4.1, INVENIAI will exert its COMMERCIALLY REASONABLE EFFORTS to obtain, as rapidly as possible, all required pricing approvals and approvals of labelling and marketing materials for a PRODUCT in each country in the TERRITORY in which a GOVERNMENTAL APPROVAL for such PRODUCT has been granted, and to launch such PRODUCT in such country. Notwithstanding the foregoing, DS acknowledges that it may not be commercially reasonable for INVENIAI to seek pricing approvals or launch a PRODUCT in every country.

5. MARKETING

INVENIAI shall be solely responsible for the formulation and execution of a marketing strategy for the PRODUCTs and for all promotional, marketing and commercialization of the PRODUCTs in each country in the TERRITORY that INVENIAI determines, using commercial reasonable judgment, to market PRODUCTs in, either using its own or/and its AFFILIATE resources or by partnering with a THIRD PARTY in a co-commercialization arrangement, or by sublicensing such rights to a THIRD PARTY.

6. PAYMENTS AND ROYALTIES

6.1  Initial payment. Within [***] days of execution of this AGREEMENT, INVENIAI would pay DS a one-time, non-refundable, upfront payment in the amount of two hundred and fifty thousand US dollars ($250,000).

6.2  Milestone payments. INVENIAI will pay DS up to a total of six hundred thousand US dollars ($600,000) milestone payments after achieving of the following milestone events with a PRODUCT, in each case within [***] days, as follows:

[***]Each milestone payment shall be paid only upon the first achievement of such milestone and no amounts would be due for subsequent or repeated achievements of the same milestone. In the event that next milestone event(s) occurs prior to achievement of one or more former milestone events, or the FIRST COMMERCIAL SALE (defined below) occurs prior to achievement of one or more of milestone events, INVENIAI shall pay DS the unpaid milestone payments upon occurrence of the FIRST COMMERCIAL SALE.

6.3  Royalties.

6.3.1  Calculation. INVENIAI will pay DS a royalty equal of [***] of NET SALES during each QUARTER [***]. INVENIAI’s obligation to pay royalties (the “ROYALTY TERM”) will, on a country-by-country basis, commence in the TERRITORY on the date of the first sale of the PRODUCT therein (the “FIRST COMMERCIAL SALE”) and end on the latest of (a) the date of expiration or termination of all valid claims of PATENTS covering PRODUCTs, or (b) date of expiration of any applicable market exclusivity period for the PRODUCT; or (c) the tenth (10th) anniversary of the FIRST COMMERCIAL SALE in such country. Notwithstanding the foregoing, on a country-by-country, and PRODUCT-by-PRODUCT basis, INVENIAI may extend the applicable ROYALTY TERM for additional two (2) years with [***] prior written notice to DS.

6.3.2  Exchange rate. Royalty payments will be made in USD. Where NET SALES are received in currencies other than USD, INVENIAI will calculate the applicable royalty in USD using the average of (a) the exchange rate at the end of the last day of the applicable QUARTER and (b) the exchange rate at the end of the last day of the immediately prior QUARTER, in each case as provide by The Wall Street Journal (US, Eastern Edition) or such other source as the PARTIES mutually agree.

6.4  Payment Method. All payments by INVENIAI to DS under this AGREEMENT shall be paid in USD, and all such payments shall he made by bank wire transfer in immediately available funds to the following bank account or otherwise designated by DS in writing:

[***]

6.5  Late payment. All payments under this AGREEMENT shall earn interest from the date due until paid at a rate equal to the lesser of the maximum rate permissible under applicable law or [***].

6.6  Tax withholding. If local law requires INVENIAI to withhold tax on payments under this AGREEMENT, INVENIAI may withhold such taxes. Such withholdings on payments under this AGREEMENT are only allowed if INVENIAI reasonably cooperates with DS in benefiting from the reduced withholding tax laid down in the US-Japan Tax treaty and shall in no case exceed the withholding tax rate for royalty payments mentioned irrespective of whether the payments are made by INVENIAI a sublicensee or any other party, such that for the tax purpose all payments due under this AGREEMENT by INVENIAI shall either be made or deemed to have been made by INVENIAI, being a US company. DS will reasonably assist INVENIAI in benefiting from the reduced withholding tax rate as laid down in the tax treaty, which withholding tax rate is currently zero percent (0%). In case the Double Taxation Convention should be amended in the future, INVENIAI will (i) promptly notify DS of such requirement, (ii) remit such amount to the proper tax authorities, and (iii) provide DS with the necessary tax receipts in a timely manner.

6.7  Other taxes. Except with respect to withholding taxes, any sales taxes, turnover taxes, value added taxes and indirect taxes, which are applicable to the royalty and milestones payments or any of the activities of INVENIAI or its AFFILIATES or distributors, shall, as between INVENIAI and DS be borne or reimbursed by INVENIAI; provided that INVENIAI shall not be responsible for any income taxes (or any other taxes levied on DS’s receipt of any payments) assessed on DS as a result of any royalty, milestone or other payments made to it pursuant to this AGREEMENT. The PARTIES shall cooperate in good faith to reduce as far as law permits in a given country the taxes imposed on any payment or activities under this AGREEMENT.

6.8  NET SALES Reports. Within [***] of the close of each QUARTER during which NET SALES are recognized, INVENIAI shall deliver a report specifying in the aggregate and on a country-by-country [***] basis: [***] DS shall issue INVENIAI an invoice for the amount of the corresponding royalty payments, which invoice INVENIAI shall pay DS within [***] of its receipt thereof. All such reports are INVENIAI CONFIDENTIAL INFORMATION.

6.9  Right to audit. INVENIAI shall keep and maintain, and shall cause its AFFILIATES and sublicensees to keep and maintain detailed and accurate books and records with regard to all sales of PRODUCTs, NET SALES, and payments to be made under this AGREEMENT, and the basis of calculation thereof, for a period of at least [***] after the applicable payment of royalties. DS shall have the right, at its own expense, on reasonable notice and not more often than once annually, to have INVENIAI’s and/or its AFFILIATES’ or sublicensees’ royalty reports, inspected and audited by an independent auditor appointed by DS and reasonably acceptable to INVENIAI, during normal business hours for the purposes of verifying the amount of royalties, payments and other charges due. DS shall maintain the confidentiality of CONFIDENTIAL INFORMATION obtained in any such inspection or audit, and shall put the information and records inspected to no other use than the verification of amounts due under this AGREEMENT and the enforcement of this AGREEMENT. If such an audit determines that payments due to DS made during the period under review were [***] or more below the amount actually due, then the reasonable expense of the audit shall be borne by INVENIAI, and INVENIAI shall pay to DS any amount shown to be due by the audit within [***] after receipt of a notice from DS, containing a copy of the audit report and setting forth the amount due.

7. SUPPLY OF ASB17061 AND PRODUCTION OF PRODUCT

7.1  ASB17061 and PRODUCT supplies. DS will use COMMERCIALLY REASONABLE EFFORTS to supply existing batches of ASB17061 [***] to INVENIAI at no cost; provided, however, that once they have left DS’ premises, transportation of such existing batches shall be made by sole cost, risk and responsibility of INVENIAI. [***]. For clarity, [***]. Except for the transfers of the existing batches, DS has no obligation to provide any technical supports and instructions with regard to CMC and clinical supply of ASB17061 and PRODUCTs including, but not limited to, teleconference or hands-on guidance.

7.2  Commercial Production, Marketing and Distribution. INVENIAI shall be responsible for (a) manufacture and production of PRODUCTs and dosage forms in sufficient quantities to service worldwide sales of PRODUCTs, (b) marketing and distribution of PRODUCTs upon GOVERNMENTAL APPROVAL, either using its own or/and AFFILIATE’s resources or by partnering with a THIRD PARTY in a co-commercialization arrangement, or by sublicensing such rights to a THIRD PARTY. INVENIAI shall also be responsible for obtaining all necessary approvals for the manufacture and distribution of PRODUCTs and dosage forms.

7.3  PRODUCT Recall. Except as provided in any supply agreement, any and all recall decisions with respect to ASB17061 or PRODUCT distributed by INVENIAI shall be the responsibility of INVENIAI, at its risk and expense.

8. GOVERNMENTAL APPROVALS / REGULATORY AFFAIRS.

8.1  Regulatory affairs related to ASB17061. INVENIAI will be responsible, at its risk and expense, for preparing, filing, and prosecuting any and all regulatory filings required for the production of ASB17061.

8.2  Responsibility for REGULATORY APPLICATIONS. INVENIAI is responsible, at its risk and expense, for preparing, filing, and prosecuting all regulatory applications with respect to PRODUCTs, and for obtaining all necessary GOVERNMENTAL APPROVALS for the PRODUCTs, throughout the TERRITORY.

8.3  General responsibility. INVENIAI shall have exclusive authority and responsibility for complying with all regulatory requirements and maintaining all GOVERNMENTAL AUTHORITY contacts relating to regulatory applications or otherwise with respect to the PRODUCT in the TERRITORY, including obtaining all required GOVERNMENTAL APPROVALS, the maintaining and updating thereof, the reporting of product complaints or any adverse drug reactions, the compliance of promotional materials with applicable rules and regulations, and the filing of promotional materials with GOVERNMENTAL AUTHORITIES, if permissible according to mandatory applicable laws.

8.4  Regulatory communications. As part of INVENIAI’s periodic reports, INVENIAI shall provide to DS summaries of all major communications from or to any GOVERNMENTAL AUTHORITY regarding any GOVERNMENTAL APPROVALS relating to the PRODUCT, or their manufacture or sale, and shall promptly report to DS communications from or to any GOVERNMENTAL AUTHORITY regarding any recalls, facility suspensions or closures, or serious adverse events relating to the PRODUCT.

8.5  Approval ownership. All GOVERNMENTAL APPROVALS within the TERRITORY relating to ASB17061 or a PRODUCT obtained by INVENIAI shall be the property of INVENIAI or any applicable INVENIAI AFFILIATE and shall be held, to the extent legally permissible, in INVENIAI’s or such AFFILIATE’s name.

8.6  Delegation. INVENIAI may delegate any of its rights or obligations under this Section 8 to any sublicensee or THIRD PARTY with which INVENIAI is developing or commercializing any PRODUCT.

9. INTELLECTUAL PROPERTY

Any and all intellectual property conceived of, discovered, developed, made and/or reduced to practice by or on behalf of INVENIAI under this AGREEMENT in regards to the PRODUCT (“INVENIAI PATENT(S)”) will be owned by INVENIAI. Any and all rights concerning the DS PATENTS shall remain the sole property of DS, except as otherwise provided for herein.

10. PATENT PROSECUTION, INFRINGEMENTS AND LITIGATION

10.1  PATENT prosecution. INVENIAI shall pursue patent protection for any INVENIAI PATENT, at its own expense for such pursuit. DS shall retain the sole right and the obligation to diligently use COMMERCIALLY REASONABLE EFFORTS to prosecute and maintain the DS PATENTS. DS shall use COMMERCIALLY REASONABLE EFFORTS and inform INVENIAI in a timely manner of any changes in the status of DS PATENTS. If DS, in its sole discretion, decides to abandon the prosecution or maintenance of DS PATENTS, then DS shall notify INVENIAI in writing thereof, and following the date of such notice, INVENIAI shall have the right to assume control, at its own expense, of the prosecution and maintenance of DS PATENTS. Should INVENIAI exercise such rights, DS will assign and transfer the affected DS PATENTS to INVENIAI at no cost to INVENIAI, and such assigned DS PATENTS will be deemed INVENIAI PATENTs under this AGREEMENT. INVENIAI will be responsible for registering such transfer to each patent office at its own expense.

10.2  EXTENSIONS. INVENIAI shall be responsible for obtaining all available EXTENSIONS to such INVENIAI PATENTS, including EXTENSIONS based on a marketing, data or regulatory exclusivity (e.g., pediatric exclusivity, data package exclusivity, formulation and dosage etc.) relating to PRODUCTs at its own expense. INVENIAI shall cooperate with DS in the course of the procedure for EXTENSIONS of DS PATENTS relating to PRODUCTs and shall bear expense of such EXTENSIONS of DS PATENTS.

10.3  THIRD PARTY infringement suits. In the event of the institution of any suit by a THIRD PARTY against either PARTY, INVENIAI, or their respective AFFILIATES, sublicensees or distributors for patent infringement involving the manufacture, use, sale, distribution or marketing of ASB17061 or PRODUCT anywhere in the TERRITORY, INVENIAI (or whose AFFILIATES or distributors are sued) shall be responsible for any defense of such suit at its own expense.

10.4  PATENT enforcement. In the event that DS or INVENIAI becomes aware of actual, suspected or threatened infringement of a DS PATENT anywhere in the TERRITORY, that PARTY shall promptly notify the other PARTY thereof, with all available information about the situation. INVENIAI shall have the right obligation, to bring, at its own expense, an appropriate action against any THIRD PARTY and to defend any opposition or declaratory judgment action for non-infringement or invalidity. DS shall provide reasonable assistance at INVENIAI’s expense in any such enforcement efforts or litigation at the reasonable request. INVENIAI shall notify DS prior to bringing such enforcement action and shall keep DS timely informed of all actions important to DS’s right and DS PATENTS. DS shall have the right, but not the obligation, at its own expense to join as a party in any enforcement action brought by INVENIAI.

10.5  Recoveries. Any damages paid by THIRD PARTY as a result of such an enforcement action (whether by way of settlement or otherwise) will be applied first to reimburse both PARTIES for all costs and expenses incurred, with the remainder [***].

11. PUBLICATIONS

11.1  The PARTIES shall not disclose to the public or any THIRD PARTY the or the terms described in this AGREEMENT except with the prior written consent of the other PARTY or as required by law. Notwithstanding the foregoing, (a) either PARTY may disclose such terms as are required to be disclosed in its publicly-filed financial statements or other public statements pursuant to applicable laws, regulations and stock exchange rules (e.g., the US. Securities and Exchange Commission or any other stock exchange on which securities by such PARTY may be issued); provided, that in making such disclosures, each PARTY shall redact the terms of this AGREEMENT to the extent reasonably possible, (b) either PARTY shall have the further right to disclose the material financial terms of this AGREEMENT under confidentiality undertakings to any potential acquirer, merger partner or potential providers of financing and their advisors, and (c) either PARTY shall have the right to disclose information regarding the development or commercialization status of a PRODUCT to the extent such disclosure is customary and material to their current or prospective investors, or required by applicable laws or stock exchange rules. Neither PARTY shall make other statement to the public regarding the execution and/or any other aspect of the subject matter of this AGREEMENT, except: (i) where such PARTY reasonably believes disclosure is required under applicable laws or ethical commercial practice, (ii) for customary discussions with current or prospective investors and analysts, and (iii) such PARTY may use the text of a statement previously approved by the other PARTY. Either PARTY shall make COMMERCIALLY REASONABLE EFFORTS to coordinate with the other PARTY all press releases and announcements that relate to this AGREEMENT or any PRODUCT developed under this AGREEMENT.

11.2  Neither PARTY shall make any form of scientific publication which discloses CONFIDENTIAL INFORMATION of the other PARTY or information to which such other PARTY has an exclusive license without the prior written consent of the other PARTY, except that nothing in this AGREEMENT will limit INVENAI’s right to disclose the contents of any document or documents supplied under Section 2.3 pertaining to scientific, in-vivo (pk, pd, toxicology), clinical data on human safety & efficacy; provided, however, that INVENAI shall not disclose DS’ CONFIDENTIAL INFORMATION relating to CMC and manufacturing information of the PRODUCT without the prior written consent of DS. For clarity, INVENIAI will not publish any CONFIDENTIAL INFORMATION comprising personal data or protected health information in documents supplied under Section 2.3.

12. CONFIDENTIALITY

12.1  “CONFIDENTIAL INFORMATION” means information, data and materials a PARTY (“RECIPIENT”) receives from the other PARTY (“DISCLOSER”) orally, visually or in writing or to which RECIPIENT gains access in the course of performing or exercising its rights under this AGREEMENT and, in each case, that (a) marked “Confidential” or “Proprietary,” (b) DISCLOSER advises RECIPIENT is “Confidential” or “Proprietary” at the time of disclosure or soon thereafter, or (c) RECIPIENT should reasonably know to be confidential or proprietary to DISCLOSER or another party with whom DISCLOSER does business.

12.2  RECIPIENT will not disclose the DISCLOSER’s CONFIDENTIAL INFORMATION to any THIRD PARTY except as a DISCLOSER officer approves in advance in writing (including by email), and will not use DISCLOSER CONFIDENTIAL INFORMATION for any purpose other the performance of this AGREEMENT. RECIPIENT will safeguard DISCLOSER’s CONFIDENTIAL INFORMATION and to protect it against disclosure, misuse, espionage, loss and/or theft by any person, including implementing adequate firewalls and data security protections.

12.3  RECIPIENT, notwithstanding the foregoing, will have no obligation under this Section 12 with respect to information RECIPIENT can demonstrate was (a) public knowledge as of the date of disclosure to RECIPIENT, other than as a result of acts attributable to RECIPIENT in violation hereof; (b) rightfully known by RECIPIENT (as shown by its written records) prior to the date of disclosure to RECIPIENT by a THIRD PARTY; (c) disclosed to RECIPIENT on an unrestricted basis from a THIRD PARTY not under a duty of confidentiality to the DISCLOSER; or (d) independently developed by employees or agents of RECIPIENT without access to the CONFIDENTIAL INFORMATION of the DISCLOSER. In addition, if RECIPIENT is required to disclose information by law, order or regulation of an administrative agency or a court of competent jurisdiction, RECIPIENT shall provide notice thereof to the DISCLOSER and grant the DISCLOSER a reasonable opportunity to object, time permitting, to any such disclosure or to request confidential treatment.

13. REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

13.1  Representations and Warranties of DS. DS represents and warrants as follows as of the EFFECTIVE DATE:

13.1.1  The license, sale, manufacture or use of ASB17061 and the PRODUCTs contemplated under this AGREEMENT do not infringe any patent owned or controlled by DS or its AFFILIATES (other than the DS PATENTS licensed under this AGREEMENT) and, to DS’s knowledge, (a) the sale and use of ASB17061 and PRODUCTs does not infringe any existing valid and enforceable rights of any THIRD PARTY and (b) the manufacture of ASB17061 using the starting materials, intermediates, solvents, reagents, and any ancillary materials described by the DS KNOW-HOW does not infringe any existing valid and enforceable rights of any THIRD PARTY; and

13.1.2  DS owns or controls all the DS PATENTS and DS KNOW-HOW free and clear of any liens, licenses, obligations, transfer agreements, transfer restrictions, enforceable claims, royalties, reversionary rights or encumbrances whatsoever. DS is unaware of any assertion or claim challenging the ownership, use, validity or enforceability of any of the DS PATENTS, DS KNOW-HOW and, to DS’s knowledge, there is no basis for any such claim. Any licenses associated with the DS PATENTS and DS KNOW-HOW are valid and binding and are enforceable in accordance with their respective terms, and there are no material breaches or defaults under this AGREEMENT; and

13.1.3  DS is unaware of any infringement of the DS PATENTS by any THIRD PARTY; and

13.1.4  Any data and information provided to INVENIAI by DS prior to the EFFECTIVE DATE relating to the preclinical studies and clinical studies of ASB17061 and the PRODUCT accurately represent the underlying raw data in all material respects (except to the extent DS has notified INVENIAI that a specific document, report, or data set has not undergone quality control procedure). The data and information provided to INVENIAI or to be transferred under this AGREEMENT includes all information and data relating to any preclinical or clinical study conducted by DS or any of its licensees. DS has provided to, or made available for review by, INVENIAI all material reports and data collections containing information about adverse safety issues (including adverse drug experiences) related to ASB17061 and the PRODUCT of which it has knowledge; and

13.1.5  DS KNOW-HOW transferred to INVENIAI shall be all material know-how and methods used by DS to manufacture ASB17061, and, to DS’s knowledge, the DS KNOW-HOW provided under this AGREEMENT is sufficient to enable a reasonably experienced contract manufacturer to manufacture the ASB17061.

13.1.6  DS represents and warrants that it has made all payments to past and present employees and contractors in respect of any DS PATENTS and DS KNOW-HOW made prior to the EFFECTIVE DATE.

EXCEPT TO THE EXTENT PROVIDED HEREIN, DS DOES NOT WARRANT THE VALIDITY OF THE DS PATENTS, NONINFRINGEMENT OF THIRD PARTY PATENTS, THE USEFULNESS OF THE DS KNOW-HOW OR THE COMMERCIAL EXPLOITABILITY OR READINESS FOR PRODUCTION OF ASB17061 OR ANY PRODUCT.

13.2  Representations and Warranties of both PARTIES. Each of DS and INVENIAI hereby represent and warrants to the other PARTY that as of the EFFECTIVE DATE as follows:

13.2.1  It is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation. It has the requisite legal and company power and authority to conduct its business as presently being conducted and as proposed to be conducted by it and is duly qualified to do business in those jurisdictions where its ownership of property or the conduct of its business requires; and

13.2.2  It has all requisite legal and company power and authority to enter into this AGREEMENT and to perform the services contemplated under this AGREEMENT. All company actions on its part, its boards of director or managers, or similar governing body and its equity holders necessary for (i) the authorization, execution, delivery and performance by it of this AGREEMENT, and (ii) the consummation of the transactions contemplated hereby, have been duly taken.

EXCEPT TO THE EXTENT PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE DS PATENTS, THE DS KNOW-HOW, ASB17061, THE PRODUCT, OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

14. LIMITATION OF LIABILITY

EXCEPT FOR BREACHES OF SECTION 12 (CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER FROM THE PERFORMANCE OR BREACH OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT REDUCE OR AFFECT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 15. THE FOREGOING LIMITATIONS SHALL NOT AFFECT ANY LIABILITY OF A PARTY IN THE EVENT OF A PARTY’S WILLFUL MISCONDUCT.

15. INDEMNIFICATION AND INSURANCE

15.1  Indemnification by both PARTIES. Each PARTY shall indemnify and hold harmless the other PARTY and its AFFILIATES and their respective officers, directors, employees, agents, counsel, successors, and assigns (collectively “Entities”) from and against any and all losses, claims, damages and liabilities (and all expenses associated therewith, including reasonable attorneys’ fees, experts’ fees, and other defense costs at all levels of proceedings and preparation) arising out of or resulting from negligence or willful misconduct of such PARTY, including any breaches of any representation or warranty of such PARTY thereof.

15.2  Indemnification by INVENIAI. INVENIAI shall indemnify, defend and hold harmless DS and its Entities from and against losses, damages and liability to which DS or its Entities may become subject as a result of any THIRD PARTY claim against DS or its Entities from and against any and all losses, claims, damages and liabilities (and all expenses associated therewith, including reasonable attorneys’ fees, experts’ fees, and other defense costs at all levels of proceedings and preparation) arising out of arising or resulting from the research, development or commercialization of the PRODUCTs by INVENIAI, including any production, testing, regulatory approvals (or failure to obtain regulatory approvals), promotion, sale, labelling, recall, or use of any PRODUCT, including liabilities for personal injury or product liability, except to the extent such losses, claims, damages, and liabilities are the result of the negligence or intentional conduct of the INDEMNITEE (as hereinafter defined) of DS.

15.3  Indemnification procedures. The person or entity (“the INDEMNITEE”) that intends to claim indemnification under Section 15.1 shall promptly notify the PARTY required to indemnify under this AGREEMENT (“the INDEMNITOR”) of any loss, liability, damage or expense, or any claim, demand, action or other proceeding with respect to which the INDEMNITEE intends to claim such indemnification. The INDEMNITOR’s indemnity obligations under Section 15.1 shall not apply to amounts paid in any settlement if effected without the consent of the INDEMNITOR, which consent shall not be unreasonably withheld or delayed. The INDEMNITOR shall not settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any INDEMNITEE or imposes additional obligations on such INDEMNITEE, without the prior express written consent of such INDEMNITEE. The INDEMNITEE shall cooperate fully with the INDEMNITOR and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

15.4  Insurance. During the term of this AGREEMENT [***], INVENIAI shall obtain and maintain, respectively, at its sole cost and expense, product liability insurance in amounts, which are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities at the respective place of business of INVENIAI. Such product liability insurance to be maintained by INVENIAI shall insure against all liability, including personal injury, physical injury, or property damage arising out of the manufacture, sale, distribution, or marketing of any PRODUCT. INVENIAI shall provide written proof of the existence of such insurance to DS upon request.

16. RELATIONSHIP

This AGREEMENT shall not create any employer-employee relationship between the PARTIES, nor shall it be deemed to establish a joint venture or partnership between them. Neither PARTY shall at any time enter into or incur, or hold itself out to THIRD PARTIES as having the authority to enter into or incur, on behalf of the other PARTY, any commitment, expense or liability whatsoever. Nothing contained in this AGREEMENT shall be construed, by implication or otherwise, as an obligation incurred by either PARTY to enter into any further agreement with the other PARTY.

17. ASSIGNMENT

17.1  This AGREEMENT shall be binding upon and inure to the benefit of the PARTIES and their respective successors and permitted assigns. Neither PARTY shall assign its rights and obligations under this AGREEMENT unless: (i) such assignment is to an AFFILIATE or sublicensee of INVENIAI and INVENIAI remains obligated for all its obligations under this AGREEMENT, (ii) such assignment is to an AFFILIATE of DS and DS remains obligated for all its obligations under this AGREEMENT, (iii) such assignment is in to a successor in interest to the assigning PARTY by merger, corporate reorganization or sale of substantially all of the assigning PARTY’s outstanding equity, or the purchaser of all or substantially all of the assets of assigning PARTY to which this AGREEMENT relates, or (iv) the other PARTY grants its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

17.2  Neither the use of contractors to make or package PRODUCTs for sale by INVENIAI or its AFFILIATES nor the appointment of distributors or other resellers of PRODUCTs shall constitute the grant of sublicenses by INVENIAI.

18. ENTIRE AGREEMENT

This AGREEMENT embodies the entire understanding between the PARTIES and supersedes any prior understandings and agreements between and among them respecting the subject matter hereof.  There are no implied licenses, representations, agreements, arrangements or understandings, oral or written, between the PARTIES relating to the subject matter of this AGREEMENT which are not fully expressed in this AGREEMENT.

19. SEVERABILITY

Any of the provisions of this AGREEMENT that are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this AGREEMENT in any other jurisdiction.

20. WAIVER AND AMENDMENT

20.1  No waiver of this AGREEMENT or any of the provisions hereof, shall be valid unless made in writing and signed by a duly authorized representative of the PARTY sought to be bound thereby. The waiver by either PARTY of any right under this AGREEMENT or of a breach by the other PARTY shall not be deemed a waiver of any other right under this AGREEMENT or of any other breach by said other PARTY whether of a similar nature or otherwise.

20.2  This AGREEMENT may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both PARTIES.

21. COUNTERPARTS

This AGREEMENT may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This AGREEMENT may be executed by pdf or other electronically transmitted signatures and the PARTIES agree that execution of this AGREEMENT by industry standard electronic signature software shall have the same legal force and effect as the exchange of original signatures.

22. FORCE MAJEURE

Neither PARTY shall be liable to the other for a failure to perform any of its obligations under this AGREEMENT, except for payment obligations previously incurred, during any period in which such performance is delayed due to circumstances beyond its reasonable control, including pandemic, public health emergency, war, earthquake, hurricanes, tornados and cyclones, Act of God, labor difficulties of THIRD PARTIES, interruption of transit, delays in performance or supplies from its suppliers and subcontractors, acts of any government or government agency or GOVERNMENTAL AUTHORITY, acts, omissions or delays of the other PARTY, delays in receiving any INDs or REGULATORY APPROVALS; provided such PARTY notifies the other of the delay and uses its reasonable best efforts to avoid or remove such causes of non-performance and continues performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the PARTIES shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution. If either PARTY, however, is unable to fulfil its obligations under this AGREEMENT due to such events, and such inability continues for a period of more than [***], then the other PARTY shall have the right to terminate this AGREEMENT by giving at least [***] prior notice of termination to the other PARTY.

23. DISPUTE RESOLUTION

23.1  If a dispute arising out of or in connection with this AGREEMENT, including any question regarding its existence, validity or termination arises between the PARTIES relating to the interpretation or performance of this AGREEMENT or any other matter arising under this AGREEMENT, including the grounds for the termination hereof, the PARTIES agree to hold a meeting within [***] after notification by one PARTY to the other PARTY of such dispute expressly referring to this provision, attended by individuals from their respective senior management with decision-making authority, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.

23.2  If, within [***] after such meeting, or, if such meeting does not occur, within [***] months after the notification of the dispute, the PARTIES have not succeeded in resolving the dispute, such dispute, on the written request of one PARTY delivered to the other PARTY, shall be submitted to and settled by final and binding arbitration, in accordance with the Rules of the London Court of International Arbitration in effect on the date that a request for arbitration is filed, by three arbitrators. The seat of arbitration shall be The Japan Commercial Arbitration Association (JCAA) in Tokyo, Japan and the language of the proceedings shall be English. Judgment on the award of the arbitrators may be entered in any court having jurisdiction thereof. Without prejudice to the foregoing, either PARTY may seek appropriate preliminary or interim equitable relief from a court of competent jurisdiction.

23.3  Each PARTY is required to continue to perform its obligations under this AGREEMENT pending final resolution of any such dispute.

24. ATTORNEYS’ FEES

In any action or proceeding to enforce rights under this AGREEMENT, the prevailing PARTY shall be entitled to recover its costs and reasonable attorneys’ fees.

25. GOVERNING LAW

This AGREEMENT shall be exclusively governed by the laws of Japan, without giving regard to its conflict of law principles.

26. NOTICES

Any notice, request, approval or other document required or permitted to be given under this AGREEMENT shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the PARTIES and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this AGREEMENT shall be deemed to have been given and delivered upon the earliest of (i) if sent by courier service, the date.

(a)	If to DS:

[***]

(b)	If to INVENIAI:

[***]

27. TERM AND TERMINATION

27.1  Term. This AGREEMENT will be effective as of the EFFECTIVE DATE and, unless terminated earlier as provided in this Section 27, will remain in effect until the last to expire the ROYALTY TERM.

27.2  Termination by INVENIAI for Safety Reasons. At any time, INVENIAI may terminate this AGREEMENT in its entirety for any material safety reasons of the PRODUCT upon written notice to DS.

27.3  Termination for Material Breach. Either party will have the right to terminate this AGREEMENT in its entirety upon delivery of written notice to the other party in the event of any material breach by such other party of any material terms or conditions of this AGREEMENT, provided that such termination will not be effective if such breach has been cured (a) within [***] after written notice thereof is given by requesting party to breaching party in the event of a material breach that arises out of the failure to make a payment in accordance with the terms of this AGREEMENT or (b) within [***] after written notice thereof is given by requesting party to breaching party in the event of any other material breach.

27.4  Termination for Insolvency. If, at any time during the ROYALTY TERM, (a) a case is commenced by or against either PARTY under Title 11, United States Code, as amended, or analogous provisions of applicable laws outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either PARTY files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either PARTY assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either PARTY’s business, or (e) a substantial portion of either PARTY’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other PARTY may terminate this AGREEMENT upon written notice to the extent permitted under applicable laws.

27.5  Licenses upon Expiration. Upon expiration of the ROYALTY TERM, the licenses granted herein to INVENIAI with respect to the PRODUCTs shall become perpetual, fully paid and royalty-free non-exclusive licenses.

27.6  Return of CONFIDENTIAL INFORMATION. Upon termination of this AGREEMENT (other than the expiration thereof as provided in Section 27.4 above), each PARTY will promptly return to the other party (or as directed by such other party destroy and certify to such other party in writing as to such destruction) all of such other party’s CONFIDENTIAL INFORMATION provided by or on behalf of such other party hereunder that is in the possession or control of such party, except that such party will have the right to retain one (1) copy of intangible CONFIDENTIAL INFORMATION of such other party for legal purposes. Upon a party’s request, the other party will provide written evidence that all CONFIDENTIAL INFORMATION of the requesting party was returned or destroyed by any THIRD PARTY granted access to such CONFIDENTIAL INFORMATION.

27.7  Survival. Sections 7.2, 7.3, 8, 9, 10, 13, 14, 15, 16, 17, 18, 19, 20, 22, 23, 24, 25 and 27.4 to 27.7 will survive expiration or termination of this AGREEMENT for any reason until they are fully effectuated or performed, and Section 6.9 will survive for [***] after the expiration or termination of the ROYALTY TERM, and Sections 11 and 12 will survive for [***] after the expiration or termination of this Agreement. Expiration or termination of this AGREEMENT for any reason will neither relieve the parties of any liability or obligation (including financial obligations) that accrued hereunder prior to the effective date of such termination or expiration, nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this AGREEMENT.

27.8  The DS PATENTS and DS KNOW-HOW constitute “intellectual property” for purposes of Section 101(35A) or any successor section of the Bankruptcy Code. If DS as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code rejects this AGREEMENT, INVENIAI may elect to retain its rights under this AGREEMENT as provided in Section 365(n) or any successor section of the US Bankruptcy Code. Neither DS nor its trustee in bankruptcy will interfere with the rights of INVENIAI as provided in this AGREEMENT. In further of the foregoing, DS hereby consents to the assumption of this AGREEMENT by INVENIAI in any case under Chapter 11 of the United States Bankruptcy Code to the extent that such consent is required under 11 U.S.C. Section 365(c)(1).

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the PARTIES have executed this AGREEMENT as of the EFFECTIVE DATE.

INVENIAI LLC

/s/ Aman Kant
Name:	Aman Kant
Title:	Chief Business Officer
Date:	07 September 2021

Daiichi Sankyo Company, Limited

/s/ Go Saito
Name:	Go Saito
Title:	VP, Global R&D Planning
Date:	07 September 2021